Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Fourth Quarter 2017 Earnings of $6.0 Million, or $4.25 Per Share

BURLINGAME, California, March 6, 2018 -- AeroCentury Corp. (NYSE American: ACY), an independent aircraft leasing company, today reported fourth quarter earnings of $6.02 million, or $4.25 per share, compared to $385,000, or $0.27 per share in the third quarter of 2017 and a loss of $40,000, or $0.03 per share, in the fourth quarter of 2016.  Fourth quarter 2017 results included a $5.4 million tax benefit from the revaluation of the Company's deferred tax liability caused by of the passage of the Tax Cuts and Jobs Act of 2017.

Earnings for 2017, which included the $5.4 million tax benefit noted above, totaled $7.4 million, or $5.10 per share, as compared to $1.2 million, or $0.78 per share for 2016.

"Modernizing our portfolio by replacing older aircraft with younger mid-life aircraft remains a priority," said Michael Magnusson, President.  "During the fourth quarter, we sold two regional jets, one turboprop aircraft, one engine and aircraft parts, generating a net gain of $922,000.  To date, in 2018, we have already sold two aircraft, generating a $45,000 gain.  The average age of aircraft we are holding for lease is currently approximately 11 years."

As previously reported, AeroCentury Corp. announced on October 26, 2017 the signing of a merger agreement to acquire JetFleet Holding Corp. (JHC), which has managed the Company's operations and aircraft portfolio since AeroCentury's founding in 1997.

"Our acquisition of JHC is proceeding on schedule," Magnusson continued.  "After a fairness hearing on February 22, 2018, the California Department of Business Oversight issued a permit for the issuance of securities in the transaction, and the solicitation of consents of JHC shareholders to the acquisition has begun.  We believe the merger will be accretive to earnings and expand our access to capital sources."

Fourth Quarter Highlights

• Sale of an older turboprop aircraft, two regional jet aircraft and an engine, generating total gains of $0.9 million

• Operating lease revenue of $7.0 million

• Operating margin1 of 10%

• Increased EBITDA2 of $6.4 million compared to both the preceding quarter and the year-ago quarter

• $5.4 million tax benefit as a result of tax law changes, which will also result in an expected decrease in the Company's federal tax rate from 34% to 21% beginning in 2018

• Book value per share of $33.43 at year-end

• 91% portfolio utilization

• $36 million of available liquidity under revolving credit facility at year-end

Fourth Quarter 2017 Comparative Data (at or for the periods ended December 31, 2017, September 30, 2017, and December 31, 2016):
•	Average portfolio utilization was 91% during the fourth quarter of 2017, 93% in the third quarter of 2017 and 94% in the fourth quarter of 2016.
•	Total revenue increased 34% to $11.2 million for the fourth quarter of 2017, compared to $8.3 million in the preceding quarter, and grew 45% from $7.7 million in the fourth quarter a year ago.
o
Operating lease revenues decreased 7% to $7.0 million in the fourth quarter of 2017 from $7.6 million in the preceding quarter and decreased 5% from $7.4 million in the year-ago quarter, reflecting assets sales during 2017.

o	Operating lease revenues accounted for 63% of total revenues in the fourth quarter of 2017, compared to 91% in the third quarter of 2017 and 96% in the year-ago quarter.
o	Maintenance reserve revenue contributed $2.9 million to fourth quarter revenues compared to $350,000 in the preceding quarter and $0 in the fourth quarter a year ago.
o	During the fourth quarter of 2017, the company recognized $922,000 in gains from disposal of assets, compared to $3,000 in both the third quarter of 2017 and the fourth quarter of 2016.
•
Total expenses increased 31% to $10.0 million from $7.6 million in the preceding quarter and increased 30% from $7.7 million in the year-ago quarter, primarily due to higher maintenance costs and the provision for impairment.

AeroCentury's portfolio currently consists of twenty-one aircraft and one engine that are held for lease and nine aircraft that are held under sales-type or direct finance leases.  The Company also has two turboprop aircraft that are held for sale, which are being sold in parts.

The Company's portfolio consists of eleven different aircraft types.  The current customer base comprises nine airlines operating in eight countries.

1 Operating margin is a non-GAAP measure.  Operating margin is calculated by dividing "Income before income taxes" by "Total revenue."    See Additional Financial Information at the end of this press release for a reconciliation to its most directly comparable GAAP measure.
2 EBITDA is a non-GAAP measure.  See Additional Financial Information below for its method of calculation and reconciliation to its most directly comparable GAAP measure at the end of this press release.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of December 31, 2017, September 30, 2017, and December 31, 2016.

AIRCRAFT AND ENGINES HELD FOR LEASE
	December 31, 2017	% of net book value	September 30, 2017	% of net book value	December 31, 2016	% of net book value
Turboprop aircraft:
On lease	2	4%	4	11%	8	20%
Off lease	8	13%	6	6%	4	4%
Total turboprop aircraft	10	17%	10	17%	12	24%
Regional jet aircraft:
On lease	13	82%	15	81%	12	73%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	13	82%	15	81%	12	73%
Engines:
On lease	1	1%	0	-%	2	0%
Off lease[3]	0	-%	2	2%	2	3%
Total engines	1	1%	2	2%	4	3%

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the Company's priority of modernizing its portfolio by replacing older aircraft with younger mid-life aircraft, (b) the Company's acquisition of JHC, (c) any future potential accretion to earnings resulting from the Company's acquisition of JHC, and (d) any effect of the Company's acquisition of JHC on the Company's ability to raise capital in the future. The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a) the inability of the Company to dispose of older aircraft on attractive terms, acquire younger aircraft on attractive terms, or the ability of the Company to generate greater revenues from a portfolio of younger aircraft, (b) the failure of the Company's acquisition of JHC to be consummated, as a result of the failure of conditions precedent or otherwise, (c) the Company's inability to effectively  perform for itself the management services previously performed by JetFleet Management Corp. at a cost less than the fees that would otherwise be payable pursuant to the Company's management agreement with JHC, and (d) the Company's inability to raise capital on attractive terms, or at all, as a result of the failure of capital markets to recognize the anticipated benefits of the Company's acquisition of JHC or otherwise. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Factors that May Affect Future Results" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

3 12/31/17 and 9/30/17 includes one engine that had previously been installed on an aircraft that is now being parted out.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016

Operating lease revenue	$7,007	$7,569	$7,410	$29,003	$24,464
Finance lease revenue	398	416	296	1,571	868
Gain/(loss) on disposal of assets	922	3	3	792	2,150
Gain on sales-type finance leases	-	-	-	297	1,217
Maintenance reserves revenue[4]	2,851	350	-	3,887	-
Other income	2	1	16	4	17
Total revenue and other income	11,180	8,339	7,725	35,554	28,716

Depreciation	2,988	3,159	2,856	12,026	9,140
Interest	2,257	2,143	1,573	7,753	5,340
Management fees	1,520	1,584	1,531	6,109	5,216
Provision for impairment	479	69	906	1,002	1,227
Maintenance costs	2,094	169	714	2,924	3,286
Professional fees and other	685	521	136	2,307	1,699
Bad debt expense	-	-	-	-	836
Total expenses	10,023	7,645	7,716	32,121	26,744

Income before income taxes	1,157	694	9	3,433	1,972

Income tax (benefit)/provision	(4,861)	309	49	(3,966)	750

Net income/(loss)	$6,018	$385	$(40)	$7,399	$1,222

Earnings per share:
Basic	$4.25	$0.27	$(0.03)	$5.10	$0.78
Diluted	$4.25	$0.27	$(0.03)	$5.10	$0.78

Shares used in per share computations:
Basic	1,416,699	1,416,699	1,566,699	1,449,576	1,566,699
Diluted	1,416,699	1,416,699	1,566,699	1,449,576	1,566,699

	December 31,	September 30,	December 31,
	2017	2017	2016
Total assets	$236,410	$247,755	$218,736
Total liabilities	$189,043	$206,406	$176,236
Shareholders' equity	$47,367	$41,349	$42,500
Book value per share	$33.43	$29.19	$27.13

4 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of Operating margin, Net margin and EBITDA.  The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. The Company's non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP. The Company's non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
Additional Financial Information (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Reconciliation of Net income to EBITDA:
Net income/(loss)	$6,018	$385	$(40)	$7,399	$1,222
Depreciation	2,988	3,159	2,856	12,026	9,140
Interest	2,257	2,143	1,573	7,753	5,340
Taxes	(4,861)	309	49	(3,966)	750
EBITDA:	6,402	5,996	4,438	23,212	16,452

Operating margin:
Income before taxes	1,157	694	9	3,433	1,972
Divided by Total revenue	11,180	8,339	7,725	35,554	28,716
Operating margin:	10%	8%	-%	10%	7%

Net margin:
Net income/(loss)	6,018	385	(40)	7,399	1,222
Divided by Total revenue	11,180	8,339	7,725	35,554	28,716
Net margin:	54%	5%	-1%	21%	4%